Exhibit 10.40

November 29, 2019
Ed Smith
Craft Brew Alliance, Inc.
929 North Russell Street
Portland, Oregon 97227

Re:    Employment Agreement
Dear Ed:
This letter amends and supersedes your employment letter dated July 12, 2019, and any prior formal or informal agreement regarding your employment by Craft Brew Alliance, Inc. (the “Company”), with the exception of any confidentiality, noncompetition, and/or nonsolicitation agreement(s) you have entered into with the Company.
This letter constitutes your Employment Agreement (this “Agreement”) with the Company, effective November 29, 2019 (the “Effective Date”). You and the Company are collectively referred to in this Agreement as “the Parties” (or individually as a “Party”). This Agreement sets forth the terms and conditions of your continued employment with the Company as its Corporate Controller as of the Effective Date. Capitalized terms not otherwise defined in the body of this Agreement have the meanings set forth on Exhibit A.
1.Term
The term of this Agreement shall be three years, from the Effective Date through June 30, 2022 (the “Contract Term”), subject to Section 3 of this Agreement.
2.Compensation and Benefits
2.1    Base Compensation
As of the Effective Date, your annual base salary rate is $164,864, subject to standard tax withholdings and other payroll deductions. Your base salary level will be reviewed periodically for adjustment in accordance with the Company’s policies and procedures.
2.2    Bonus Compensation
You will be eligible to participate in any bonus program or plans applicable to your job classification, as determined by the Compensation Committee of the Company’s Board of Directors or its delegee (the “Compensation Committee”).
2.3    Long-Term Incentive Compensation
You will also be eligible to participate in the Company’s 2014 Stock Incentive Plan (or its successor), to the extent applicable to your job classification, as determined by the Compensation Committee.

2.4    Employee Benefits
You are eligible to participate in employee benefit programs made available to the Company’s employees in your job classification.
3.Termination & Severance

3.1    Termination During Contract Term
Except as provided in Section 3.2, in the event that (a) the Company terminates your employment effective on a date prior to or as of the end of the Contract Term for any reason other than Cause or (b) you terminate your employment prior to or as of the end of the Contract Term due to Good Reason, the Company will continue to pay you your then-current base salary for 6 months from your termination date (the “Severance Period”). The severance payments under this paragraph shall not exceed two times the lesser of (y) the sum of your annualized compensation based upon your annual salary in the year preceding the year in which your employment is terminated (adjusted for any increase during that year that was expected to continue indefinitely if your employment had not terminated) and (z) the applicable dollar limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), for the calendar year in which your employment is terminated.
In addition, if you become entitled to severance pay under the first paragraph of this Section 3.1, the Company will also make a lump sum payment to you within 45 days of your termination of employment in an amount equal to the amount necessary to pay your COBRA premiums for continuation of group health insurance coverage during the Severance Period based on such premiums in effect on the date of your termination.
3.2    [RESERVED]

3.3    Termination at End of Contract Term
Following the Contract Term, if the Parties have not negotiated a replacement agreement or renewal of this Agreement, this Agreement shall terminate (except with respect to any obligations that expressly extend beyond termination) and employment may continue on an at-will basis with either Party free to end the employment relationship for any reason at any time, with or without Cause, Good Reason, or notice, and without severance obligations.
3.4    Release of Claims
The Company will require you to execute an appropriate general release of all claims that you may have relating to your employment with the Company and termination of your employment as a condition to your receipt of any severance payments or other benefits under this Agreement other than those required by law or provided to employees generally. If such general release of claims is not executed within 30 days following the date your employment with the Company is terminated, all severance payments and other benefits payable after such 30‑day period will be forfeited, and you agree to repay any severance payments, and the value of other benefits, paid to you during such period.
3.5    Competition During Severance Period
If, during the Severance Period, you become employed or associated with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or the portion of the Company’s business relating to alcoholic beverages, your severance payments and benefits under Section 3.1 will terminate as of the effective date of such employment or association. The foregoing does not supersede or replace any provision of any noncompetition or nonsolicitation agreement between you and the Company, including without limitation the Employee Confidentiality and Nonsolicitation Agreement described in Section 4.

4.Confidentiality and Nonsolicitation

You acknowledge and agree that you have previously executed and delivered the Employee Noncompetition and Nonsolicitation Agreement attached hereto as Exhibit B prior to the Effective Date.
5.Code Section 409A
For purposes of this Agreement, a termination of your employment will be deemed to occur only when or if there has been a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h). The severance payments and other benefits under this Agreement are intended to be exempt from the requirements of Section 409A of the Code by reason of all payments under this Agreement being either “short-term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9)(iii). All provisions of this Agreement shall be interpreted in a manner consistent with preserving these exemptions.
6.Severability
In the event that a court of competent jurisdiction determines that a provision of this Agreement is unenforceable or not fully enforceable, the Parties agree that this Agreement is severable and should be enforced to the full extent allowed by law to best effectuate the intentions of the Parties.
7.Code of Conduct
By your signature below, you agree to comply with the Company’s Code of Conduct and Ethics as in effect from time to time, and to be subject to the Company’s policies and procedures in effect from time to time for employees of the Company.
We appreciate your continued efforts on behalf of the Company and look forward to having you as a member of our team for years to come.

Sincerely,
/s/Andrew J. Thomas
Andrew J. Thomas
Chief Executive Officer
Acknowledged and Agreed:
/s/ Edwin A Smith                    Date: November 27, 2019
Ed Smith
Attachments:     Exhibit A (Definitions)
Exhibit B (Employee Confidentiality and Nonsolicitation Agreement)

EXHIBIT A
Definitions
1.    “Cause” shall mean that (a) you have engaged in conduct which has substantially and adversely impaired the interests of the Company, or would be likely to do so if you were to remain employed by the Company; (b) you have engaged in fraud, dishonesty or self-dealing relating to or arising out of your employment with the Company; (c) you have violated any criminal law relating to your employment or to the Company; (d) you have engaged in conduct which constitutes a material violation of a significant Company policy or the Company’s Code of Conduct and Ethics as in effect from time to time, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol, and workplace violence; or (e) you have repeatedly refused to obey lawful directions of your supervisor.
2.    “Good Reason” shall mean the occurrence of one or more of the following events without your consent: (a) a material reduction in your base compensation; (b) a material reduction in your authority, duties, or responsibilities as an employee of the Company; (c) a material reduction in the authority, duties, or responsibilities of the person or persons to whom you report; or (d) a relocation of your principal office to a location that is more than 100 miles from your current workplace; provided, however, that “good reason” shall only be deemed to have occurred if: (i) within 90 days after the initial existence of the circumstances constituting “Good Reason,” you provide the Company with a written notice describing such circumstances; (ii) the Company fails to cure the circumstances within 30 days after the Company receives your notice; and (iii) you terminate your employment with the Company within 90 days of the date of your notice.

EXHIBIT B
EMPLOYEE CONFIDENTIALITY AND NONSOLICITATION AGREEMENT
In consideration of and as a condition of the granting of employment with Craft Brew Alliance, Inc. (“Company”), Employee agrees as follows:

1.
Covenant Not To Hire Or Solicit Other Employees. Subject to applicable state law requirements, Employee will not during Employee’s employment and for a period of two (2) years after termination of Employee’s employment employ in any business competitive with or otherwise similar to that of Company’s any current employee of Company or any employee of Company whose employment with Company terminated within the previous thirty (30) days, nor will Employee otherwise solicit or induce or attempt to solicit or induce any current employee of Company to terminate his or her employment with Company for any reason.

2.
Confidentiality. Employee agrees, both during Employee’s employment and after termination of Employee’s employment, to protect and preserve as confidential and to not disclose to any person or entity or use any and all Confidential Information, as defined below, acquired during Employee’s employment with Company. “Confidential Information” is defined as: financial information related to the operation of Company’s business; all formulas, recipes, and procedures relating to the production of Company’s products and all information related to such production; Company’s unique marketing plans; and the preferences of Company’s customers, but does not include information considered part of the public domain.

3.
No Violation of Other Obligations. I certify that my working for Company does not violate any contractual obligations I owe to any third party. I will not disclose to Company or use during my employment any trade secrets or other confidential information of any third party without that party’s consent. I acknowledge that Company wishes me to abide strictly by the terms of valid and enforceable obligations I have to prior employers. I will inform my manager/supervisor whenever I believe a task I am to perform for Company could jeopardize my ability to abide by those obligations.

4.
Company Materials. All notes, files, data, disks, tapes, reference items, sketches, drawings, memoranda, records, and other materials in whatever form in any way relating to any of the information referred to in paragraph 2 above or otherwise to Company’s business shall belong exclusively to Company. Employee agrees to immediately turn over to Company, without retaining any copies, all such materials in Employee’s possession or under Employee’s control at any time at the request of Company or, in any event, upon the termination of Employee’s employment with Company for any reason.

5.
Work Made For Hire. All creative work, including but not limited to computer programs or models, templates, marketing plans, designs, graphics, techniques, processes, documentation, formulae, products, and technical information prepared or originated by Employee for Company at any time during Employee’s employment with Company, constitutes work made for hire. All rights to this work, as well as enhancements and modifications to it, are owned by Company; and, in any event, Employee hereby assigns to Company all rights, title, and interest whether by way of copyright, trade secret, or otherwise, in all such work, whether or not subject to protection by copyright laws or other intellectual property laws. Employee shall take all actions reasonably requested by Company to vest ownership of such creative work in Company and to permit Company to obtain copyright, trademark, patent, or similar protection in its name.

6.
Accounting for Profits. If Employee violates any of the provisions of this Agreement, Company shall be entitled to an accounting and repayment of all profits, compensation, royalties, commissions, remunerations or benefits which Employee directly or indirectly shall have realized or may realize relating to, growing out of, or in connection with any such violation. Such remedy shall be in addition to and not in lieu of any injunctive relief or other rights or remedies to which Company is or may be entitled at law or in equity or otherwise under this Agreement.

7.
Injunctive Relief. Employee understands and agrees that Company shall suffer irreparable harm in the event that Employee breaches any the provisions of this Agreement and that monetary damages shall be inadequate to fully compensate Company for such breach. Accordingly, Employee agrees that, in the event of a breach or threatened breach by Employee of any of the provisions of this Agreement, Company, in addition to and not in lieu of any other rights, remedies or damages available to Company at law or in equity, shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or restrain any such breach or threatened breach by Employee, or by any or all of Employee’s partners, co-venturers, employers, employees, servants, agents, representatives, and any and all persons directly or indirectly acting for, on behalf of or with Employee.

8.
Remedies in General. If Employee fails to abide by this Agreement or any provision of it, Company will be entitled to specific performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, and to judgment for damages caused by Employee’s breach, and to any other remedies provided by applicable law. Subsequent employers shall have this covenant disclosed to them either by Employee or by Company at the discretion of Company. The provisions of this Agreement are in addition to and not in lieu of any rights or obligations of Company or Employee under any applicable statute, regulation, or common law.

9.
Attorney Fees. In the event this Agreement is placed in the hands of any attorney or in any action at law or in equity, administrative proceeding, or arbitration instituted to enforce or interpret the terms of this Agreement, including proceedings before any bankruptcy court of the United States, the prevailing party shall be entitled to recover from the other party reasonable attorneys fees, costs, and necessary disbursements at trial and on any appeal therefrom, in addition to any other relief to which such party may be entitled.

10.
Severability. If any provision, or portion thereof, in this Agreement is invalid or legally unenforceable, it shall be enforced to the extent possible, and all other provisions hereof shall remain in full force and effect.

11.
Waiver. The waiver by either the Company or Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party and shall in no way affect the enforcement of all the other provisions of this Agreement.

12.	Survival. The terms of this Agreement survive the termination of Employee’s employment.